Hillary CPA Group

Certified Public Accountants

INDEPENDENT REGISTERED PUBLIC ACCOUNTANT CONSENT

We consent to the use of our report dated March 31, 2014 relating to the financial statements of Vibe Ventures, Inc. that are included in the Company's quarterly report on Form 10-Q for the quarter ended February 28, 2014.

Dated: April 28, 2014

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David Lee Hillary, Jr.
5797 East 169th Street
Noblesville, IN 46062
317-222-1416